                                                                   EXHIBIT 4.1

                       AUDITED FINANCIAL STATEMENTS OF
                           ENERPLUS RESOURCES FUND

                                AUDITORS' REPORT

To the Unitholders of Enerplus Resources Fund:

     We have audited the consolidated balance sheet of Enerplus Resources Fund as at December 31, 2000, 1999 and 1998 and the consolidated statements of income, accumulated income, accumulated cash distributions and cash flows for each of the years in the three year period ended December 31, 2000. These financial statements are the responsibility of the Fund's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Fund as at December 31, 2000, 1999 and 1998 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2000 in accordance with Canadian generally accepted accounting principles.

Calgary, Alberta                                 (Signed) Arthur Andersen LLP
February 28, 2001                                       Chartered Accountants

                             ENERPLUS RESOURCES FUND

                            CONSOLIDATED BALANCE SHEET

                                                                                           AS AT DECEMBER 31,
                                                                               ------------------------------------------
                                                                                  2000            1999            1998
                                                                               ----------      ----------      ----------
                                                                                             ($ thousands)
ASSETS
Current assets
  Cash................................................................         $        -      $      437      $      221
  Accounts receivable.................................................             30,321          16,126          17,818
                                                                               ----------      ----------      ----------

                                                                                   30,321          16,563          18,039
                                                                               ----------      ----------      ----------

Site restoration reserve (Note 2).....................................              4,059           3,969           3,722
                                                                               ----------      ----------      ----------

Property, plant and equipment (Note 3 & Note 7).......................            671,404         504,305         468,663
Accumulated depletion and depreciation................................           (298,472)       (275,959)       (254,657)
                                                                               ----------      ----------      ----------

                                                                                  372,932         228,346         214,006
                                                                               ----------      ----------      ----------

                                                                               $  407,312      $  248,878      $  235,767
                                                                               ----------      ----------      ----------
                                                                               ----------      ----------      ----------

LIABILITIES AND EQUITY
Current liabilities
  Bank indebtedness...................................................         $    5,311      $    4,269      $    1,893
  Accounts payable....................................................             18,733          17,239          14,765
  Payable to related company (Note 7).................................              7,968           2,033           1,385
                                                                               ----------      ----------      ----------

                                                                                   32,012          23,541          18,043
Bank loan (Note 3)....................................................            132,400          58,440          67,800
Future income taxes...................................................                250               -               -
Accumulated site restoration..........................................             14,026          13,283          12,070
                                                                               ----------      ----------      ----------

                                                                                  178,688          95,264          97,913
                                                                               ----------      ----------      ----------

Equity
  Unitholders' capital (Note 4).......................................            455,112         385,203         357,482
  Accumulated income..................................................            171,802          96,329          71,595
  Accumulated cash distributions......................................           (398,290)       (327,918)       (291,223)
                                                                               ----------      ----------      ----------

                                                                                  228,624         153,614         137,854
                                                                               ----------      ----------      ----------

                                                                               $  407,312      $  248,878      $  235,767
                                                                               ----------      ----------      ----------
                                                                               ----------      ----------      ----------

Signed on behalf of the Board:

          (Signed) Marcel J. Tremblay                (Signed) Arne R. Nielsen
                   Director                                  Director

                            ENERPLUS RESOURCES FUND

                        CONSOLIDATED STATEMENT OF INCOME

                                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                 2000          1999         1998
                                                                               --------      --------      -------
                                                                                           ($ thousands)
Revenues
  Oil and gas sales...................................................         $181,268      $100,680      $75,805
  Crown royalties.....................................................          (26,925)      (13,482)      (9,532)
  Alberta Royalty Tax Credit..........................................            1,079         3,445        3,057
  Freehold and other royalties........................................           (9,716)       (4,950)      (3,879)
                                                                               --------      --------      -------

                                                                                145,706        85,693       65,451
Interest income.......................................................              191           407          722
                                                                               --------      --------      -------

                                                                                145,897        86,100       66,173
                                                                               --------      --------      -------

Expenses
  Operating...........................................................           31,298        27,087       26,452
  General and administrative..........................................            3,585         3,047        2,756
  Management fee (Note 7).............................................            4,020         2,834        2,539
  Interest (Note 3)...................................................            5,804         4,154        3,852
  Depletion, depreciation and amortization............................           24,567        23,203       23,147
                                                                               --------      --------      -------

                                                                                 69,274        60,325       58,746
                                                                               --------      --------      -------

Income before taxes...................................................           76,623        25,775        7,427
Capital taxes.........................................................              900         1,041          376
Future income tax provision...........................................              250             -            -
                                                                               --------      --------      -------

Net income............................................................         $ 75,473      $ 24,734      $ 7,051
                                                                               --------      --------      -------
                                                                               --------      --------      -------

Net income per Unit
  Basic...............................................................         $   4.75      $   1.73      $  0.54
                                                                               --------      --------      -------
                                                                               --------      --------      -------

  Diluted (Note 4)....................................................         $   4.74      $   1.72      $  0.54
                                                                               --------      --------      -------
                                                                               --------      --------      -------

Weighted average number of Units outstanding
  Basic...............................................................           15,890        14,329       13,028
                                                                               --------      --------      -------
                                                                               --------      --------      -------

  Diluted (Note 4)....................................................           15,927        14,363       13,028
                                                                               --------      --------      -------
                                                                               --------      --------      -------


                  CONSOLIDATED STATEMENT OF ACCUMULATED INCOME

                                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                 2000          1999         1998
                                                                               --------      --------      -------
                                                                                           ($ thousands)
Accumulated income, beginning of year.................................         $ 96,329      $ 71,595      $64,544
Net Income............................................................           75,473        24,734        7,051
                                                                               --------      --------      -------

Accumulated income, end of year.......................................         $171,802      $ 96,329      $71,595
                                                                               --------      --------      -------
                                                                               --------      --------      -------

                             ENERPLUS RESOURCES FUND

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                 2000           1999          1998
                                                                               ---------      --------      --------
                                                                                           ($ thousands)
Operating activities
  Net income.........................................................          $  75,473      $ 24,734      $  7,051
  Depletion, depreciation and amortization...........................             24,567        23,203        23,147
  Future income tax provision........................................                250             -             -
                                                                               ---------      --------      --------

  Funds flow from operations.........................................            100,290        47,937        30,198
  Decrease (increase) in non-cash operating working capital..........               (404)        3,083         2,555
                                                                               ---------      --------      --------

                                                                                  99,886        51,020        32,753
                                                                               ---------      --------      --------

Financing activities
  Issue of Trust Units...............................................             43,909        27,721         1,688
  Cash distributions to Unitholders..................................            (70,372)      (36,695)      (31,394)
  Proceeds (payments) of bank loan, net..............................             54,360        (9,360)       39,700
  Increase in bank indebtedness......................................              1,042         2,376         1,246
                                                                               ---------      --------      --------

                                                                                  28,939       (15,958)       11,240
                                                                               ---------      --------      --------

Investing activities
  Purchase of property, plant and equipment..........................            (74,921)      (40,325)      (56,007)
  Acquisition of Enerplus Pension Resource Corporation III (Note 8)..            (64,068)            -             -
  Proceeds on sale of property, plant and equipment..................             11,128         6,414         8,046
  Site restoration reserve contributions.............................             (1,401)         (935)       (1,060)
                                                                               ---------      --------      --------

                                                                                (129,262)      (34,846)      (49,021)
                                                                               ---------      --------      --------

Increase (decrease) in cash..........................................               (437)          216        (5,028)
Cash, beginning of year..............................................                437           221         5,249
                                                                               ---------      --------      --------

Cash, end of year....................................................          $       -      $    437      $    221
                                                                               ---------      --------      --------
                                                                               ---------      --------      --------

Supplemental information
  Income taxes paid..................................................                  -             -             -
  Interest paid......................................................          $   5,718      $  3,997      $  4,095
                                                                               ---------      --------      --------
                                                                               ---------      --------      --------


            CONSOLIDATED STATEMENT OF ACCUMULATED CASH DISTRIBUTIONS

                                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                                                               ---------------------------------------
                                                                                  2000          1999           1998
                                                                               ---------      ---------      ---------
                                                                                           ($ thousands)
Accumulated cash distributions, beginning of year....................          $(327,918)     $(291,223)     $(259,829)
Cash distributions...................................................            (70,372)       (36,695)       (31,394)
                                                                               ---------      ---------      ---------

Accumulated cash distributions, end of year..........................          $(398,290)     $(327,918)     $(291,223)
                                                                               ---------      ---------      ---------
                                                                               ---------      ---------      ---------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

          (TABULAR AMOUNTS SHOWN IN $ THOUSANDS AND THOUSANDS OF UNITS)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Management of Enerplus Resources Fund (the "Fund"), prepares its financial statements following Canadian generally accepted accounting principles. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The following significant accounting policies are presented to assist the reader in evaluating these consolidated financial statements and, together with the following notes, should be considered an integral part of the consolidated financial statements.

     (a)  ORGANIZATION AND BASIS OF ACCOUNTING

          The Fund is an open-end investment trust created under the laws of the Province of Alberta, pursuant to a Trust Indenture between Enerplus Resources Corporation ("Enerplus") and CIBC Mellon Trust Company as Trustee. The beneficiaries of the Fund are the holders of the Trust Units (the "Unitholders"). Operations consist of acquiring and holding, as the Fund's sole assets, Enerplus Petroleum Royalty Units, Series G.

          Enerplus acquires oil and natural gas properties for its own account, and sells a royalty in the form of Petroleum Royalty Units to the Fund. The royalty interests in producing oil and natural gas properties acquired from Enerplus effectively transfer all of the economic interest in the properties acquired by Enerplus to the Unitholders. The Petroleum Royalty Units constitute a security interest in the oil and natural gas properties owned by Enerplus but do not confer ownership in the underlying properties. The security interest provides the Unitholders priority in the case of subsequent encumbrances or purchases. Enerplus manages the oil and natural gas properties and distributes the royalties to the Unitholders.

          The Fund's financial statements include the accounts of the Fund and the accounts of Enerplus on a consolidated basis. All inter-entity transactions have been eliminated.

          The Fund and Enerplus are inextricably linked through contractual arrangements and effectively operate as a single entity for the benefit of the Unitholders. All of the equity raised in the Fund is invested in Enerplus which in turn utilizes these funds in oil and gas related activities. The Fund receives substantially all of the risks and rewards of ownership of Enerplus' assets through the royalty. In addition, the Unitholders of the Fund have the contractual right to elect the majority of the board of directors of Enerplus. Therefore, the Fund controls Enerplus and the contractual arrangements guarantee the continuation of this control.

          On April 17, 2000, the Fund and Enerplus entered into a merger agreement with Westrock Energy Income Fund I ("Westrock I"), Westrock Energy Income Fund II ("Westrock II"), Westrock Energy Resources Corporation, Westrock Energy Resources II Corporation and Westrock Energy Corporation to provide for the merger of the Fund with Westrock I and Westrock II (the "Merger"). Westrock I and Westrock II were oil and gas funds with organization structures similar to that of the Fund. Unitholders of each of the Fund, Westrock I and Westrock II approved the Merger on June 8, 2000 and the Merger was completed on that day. Under the terms of the Merger, each Westrock I Unit was exchanged for 2.683 Enerplus Units and each Westrock II Unit was exchanged for 2.667 Enerplus Units (the "Exchange"). As it was not possible to identify an acquirer, the Merger was accounted for as a pooling of interests and, as a result, the consolidated balance sheet and statements of income, accumulated income, cash flows and accumulated cash distributions have been prepared as though the Fund, Westrock I and Westrock II had been combined since their inception. The assets and liabilities have been recorded at historical cost and the revenues, expenses and net income of the Fund are comprised of the revenues, expenses and net income of the Fund, Westrock I and Westrock II for all years presented.

          In conjunction with the Merger, the Unitholders also approved a consolidation of the Trust Units on the basis that one new Trust Unit be issued for every six previously issued and outstanding Trust Units, after giving effect to the Exchange (the "Consolidation"). All disclosures relating to the number of Trust Units and per Trust Unit amounts reflect the Exchange and the Consolidation.

          Immediately subsequent to the Merger and the Consolidation, the issued and outstanding Trust Units of the Fund totalled approximately 15.5 million of which approximately 43% were held by the former Unitholders of the Fund, 22% were held by the former Unitholders of Westrock I and 35% were held by the former Unitholders of Westrock II. The quoted market value of the Trust Units, on the first trading day following the Merger, was $297.1 million.

          The assets, liabilities, revenues and net income of the Fund, Westrock I and Westrock II as at and for the 160 day period ended June 8, 2000 were as follows:

                                                FUND      WESTROCK I    WESTROCK II      TOTAL
                                              --------    ----------    -----------    --------
          Total assets....................    $132,667     $65,042        $85,353      $283,062
          Total liabilities...............      73,252      30,305         24,607       128,164
          Revenues, net of royalties......      25,679       9,055         13,120        47,854
          Net income......................    $ 11,603     $ 3,888        $ 6,514      $ 22,005

     (b)  PROPERTY, PLANT AND EQUIPMENT

          The Fund follows the full cost method of accounting (see Note 1i). All costs of acquiring oil and natural gas properties and related development costs are capitalized and accumulated in one cost centre. Maintenance and repairs are charged against earnings, and renewals and enhancements, which extend the economic life of the property, plant and equipment, are capitalized. During 2000, general and administrative costs of $3,995,000 (1999 - $1,324,000 and 1998 -
          $814,000) were capitalized.

          Gains and losses are not recognized upon disposition of oil and natural gas properties unless such a disposition would significantly alter the rate of depletion.

     (c)  CEILING TEST

          The Fund places a limit on the aggregate cost of property, plant and equipment which may be carried forward for amortization against revenues of future periods (the "ceiling test"). The ceiling test is a cost recovery test whereby the capitalized costs less accumulated depletion and site restoration are limited to an amount equal to estimated undiscounted future net revenues from proven reserves less recurring general and administrative expenses, management fees, site restoration expenditures, future financing costs and income taxes. Costs and prices at the balance sheet dates are used. Any costs carried on the balance sheet in excess of the ceiling test limitation are charged to earnings.

     (d)  DEPLETION, DEPRECIATION AND AMORTIZATION

          The provisions for depletion and depreciation of property, plant and equipment and amortization of estimated future site restoration costs are calculated using the unit of production method based on estimated proven reserves. Reserves are converted to equivalent units on the basis of approximate relative energy content. Actual site restoration costs are charged against accumulated site restoration as incurred. Property, plant and equipment is periodically evaluated and, if conditions warrant, an impairment reserve is provided.

     (e)  JOINT VENTURE

          The Fund conducts substantially all of its oil and gas production activities on a joint venture basis and the accounts reflect the Fund's proportionate interest in such activities.

     (f)  CASH AVAILABLE FOR DISTRIBUTION

          Cash available for distribution is calculated on a cash received basis and is paid monthly to the Unitholders. A reconciliation of cash available for distribution with funds flow from operations is presented in Note 5.

     (g)  INCOME TAXES

          The Fund follows the liability method of accounting for income taxes. Under this methodology, income tax liabilities and assets are recognized for the estimated tax consequences attributable to differences between the amounts reported in the financial statements of the Fund's corporate subsidiaries and their respective tax bases, using enacted income tax rates. The effect of a change in income tax rates on future income tax liabilities and assets is recognized in income in the period the change occurs. Temporary differences arising on acquisitions result in future income tax assets and liabilities.

          The Fund is a taxable entity under the Income Tax Act (Canada) and is taxable only on income that is not distributed or distributable to the Unitholders. As the Fund distributes all of its taxable income to the Unitholders and meets the requirements of the Income Tax Act (Canada) applicable to the Fund, no provision for income taxes has been made in the Fund.

     (h)  FINANCIAL INSTRUMENTS

          From time to time, the Fund uses various financial instruments to manage risk associated with crude oil and natural gas price fluctuations. These instruments are not used for trading purposes. Proceeds and costs realized from holding the related contracts, all of which constitute effective hedges, are recognized in oil and gas revenues at the time that each transaction under a contract is settled (see Note 9).

     (i)  CHANGE IN ACCOUNTING POLICY

          1. Prior to the Merger described in Note 1a, the Fund followed the successful efforts method of accounting for its property, plant and equipment. Westrock I and Westrock II followed the full cost method of accounting. In connection with the Merger, the Fund has retroactively adopted the full cost method of accounting. The effect of the change in accounting policy on the financial statements previously presented is as follows:

                                                                             1999         1998
                                                                           --------     --------
          PROPERTY, PLANT AND EQUIPMENT, NET:
            As previously reported by the Fund, Westrock I and
          Westrock II...............................................       $231,334     $218,537
            Adjustment..............................................         (2,988)      (4,531)
                                                                           --------     --------

            As restated.............................................       $228,346     $214,006
                                                                           --------     --------
                                                                           --------     --------

          ACCUMULATED SITE RESTORATION:
            As previously reported by the Fund, Westrock I and
          Westrock II...............................................       $ 11,989     $ 10,766
            Adjustment..............................................          1,294        1,304
                                                                           --------     --------

            As restated.............................................       $ 13,283     $ 12,070
                                                                           --------     --------
                                                                           --------     --------

          NET INCOME:
            As previously reported by the Fund, Westrock I and
          Westrock II...............................................       $ 23,181     $  4,027

            Adjustment..............................................          1,553        3,024
                                                                           --------     --------

            As restated.............................................       $ 24,734     $  7,051
                                                                           --------     --------
                                                                           --------     --------

          ACCUMULATED INCOME:
            Beginning of year, as previously reported by the Fund,
              Westrock I and Westrock II............................       $ 77,430     $ 73,403
            Adjustment..............................................         (5,835)      (8,859)
                                                                           --------     --------

            As restated.............................................         71,595       64,544
            Net income as restated..................................         24,734        7,051
                                                                           --------     --------

            End of year, as restated................................       $ 96,329     $ 71,595
                                                                           --------     --------
                                                                           --------     --------

          2. Effective January 1, 2000 the Fund adopted the liability method of accounting for income taxes. This change in accounting policy has been applied retroactively but prior periods have not been restated. The cumulative effect of the change as at January 1, 2000 is nil. The change does not affect 2000 net income, nor does it affect the Fund's cash flows or liquidity.

2.   SITE RESTORATION RESERVE

     Effective January 1, 1991, a site restoration reserve (the "reserve") was established by the Fund to finance future site restoration and abandonment costs. Contributions to the reserve have been deducted from cash distributions to the Unitholders (see Note 5).

                                                          2000       1999       1998
                                                        -------     ------     ------
     Site restoration reserve, beginning of year....    $ 3,969     $3,722     $3,598
     Contributions from cash distributions..........      1,401        935      1,060
     Payments for site restoration costs............     (1,311)      (688)      (936)
                                                        -------     ------     ------

     Site restoration reserve, end of year..........    $ 4,059     $3,969     $3,722
                                                        -------     ------     ------
                                                        -------     ------     ------

3.   BANK LOAN

     The loan is comprised of a revolving credit facility totalling $165 million ($115 million at December 31, 1999, and $95 million at December 31, 1998). Under the terms of the credit facility, the loan may be converted on or before May 31 of each year to a three year term loan with 12 equal quarterly payments.

     Under the terms of the credit facility, Enerplus has available various borrowing options including prime based advances and bankers acceptances. The average borrowing rate at December 31, 2000 was 7.5%. Interest on the bank loan amounted to $5,541,000 in 2000 (1999 - $4,021,000, 1998 -
     $2,922,000).

     The security for the loan is a fixed and floating charge debenture on the assets of Enerplus. The loan is the legal obligation of Enerplus. The Unitholders have no direct liability to Enerplus should the properties securing this debt generate insufficient revenue to repay this loan. The payment of the principal and interest are allowable deductions in the calculation of the royalty available for distribution to the Unitholders.

4.   UNITHOLDERS' CAPITAL

     (a)  UNITHOLDERS' CAPITAL

          Authorized: Unlimited Enerplus Resources Fund Trust Units, Series G

                                                                    2000                     1999                    1998
                                                             -------------------     --------------------     -------------------
                                                             UNITS       AMOUNT      UNITS        AMOUNT      UNITS       AMOUNT
                                                             ------     --------     ------      --------     ------     --------
     Issued:

     Beginning of year.....................................  15,138     $385,203     13,062      $357,482     12,974     $355,794
     Issued for cash, net of costs.........................   1,725       37,660      1,964        26,061          -            -
     Acquisition of Enerplus Pension Resource
       Corporation III, net of costs.......................   1,145       25,967          -             -          -            -
     Issued pursuant to Distribution Reinvestment Plan.....     204        3,775         99         1,492         64        1,230
     Issued pursuant to Trust Unit Option Plan.............     318        4,777         13           168          -            2
     Costs associated with Merger..........................       -       (2,270)         -             -          -            -
     Issued pursuant to Employee Unit Purchase Plan........       -            -          -             -         24          456
                                                             ------     --------     ------      --------     ------     --------

     End of year...........................................  18,530     $455,112     15,138      $385,203     13,062     $357,482
                                                             ------     --------     ------      --------     ------     --------
                                                             ------     --------     ------      --------     ------     --------

          A total of 1,725,000 Trust Units were issued at a price of $23.10 per Unit pursuant to a Special Warrants Offering which closed on September 29, 2000. Costs associated with the issue were $2,188,000.

          The Fund, pursuant to the terms of the offer to acquire Enerplus Pension Resource Corporation III (EPRC III), purchased 100% of the outstanding common shares of EPRC III on December 19, 2000 (Note 8). The total consideration paid included the issuance of 1,145,375 Units of the Fund at $22.70 per Unit. Costs associated with the issue were $33,000.

          Pursuant to a Distribution Reinvestment and Unit Purchase Plan, Unitholders are entitled to reinvest cash distributions in additional Units of the Fund. Unitholders are also entitled to make optional cash payments, up to a maximum of the greater of the distribution received or $5,000 per month to purchase Units of the Fund. Units are issued at a discount of 5% below the Average Market Price ("AMP") on the Toronto Stock Exchange for the 20 trading days preceding a distribution payment date.

          Pursuant to an Employee Unit Purchase Program, the Fund issued additional Units of the Fund in an amount equal to the aggregate of Services' employee contributions, up to a maximum of 4% of each individual employee's annual salary. The Units were issued at a discount of 5% below the AMP.

     (b)  UNIT OPTIONS

          Pursuant to the Trust Unit Option Plan, at December 31, 2000, options granted on 256,882 Trust Units are outstanding. These options are held by directors, officers, employees and consultants of the Fund or its affiliates and related parties involved in the management of the Fund.

          A summary of the status of the Fund's option plan as at December 31, 2000, 1999 and 1998, and the changes during the years then ended, is as follows:

                                                 2000                              1999                             1998
                                      ---------------------------     ----------------------------     ----------------------------
                                      NUMBER                          NUMBER                           NUMBER
                                        OF       WEIGHTED AVERAGE       OF        WEIGHTED AVERAGE       OF        WEIGHTED AVERAGE
                                      OPTIONS     EXERCISE PRICE      OPTIONS      EXERCISE PRICE      OPTIONS      EXERCISE PRICE
                                      -------    ----------------     -------     ----------------     -------     ----------------
     Beginning of year...........       638          $19.02             867             $24.24           696           $25.14
     Granted.....................       257       $16.55-$17.10         261         $11.40-$15.30        213         $19.38-$23.52
     Exercised...................      (318)      $14.02-$16.74         (13)        $11.52-$15.30          -            $20.80
     Cancelled...................      (320)      $20.28-$23.70        (477)        $20.28-$30.24        (42)        $20.52-$27.30

     End of year.................       257          $18.85            638             $19.02            867           $24.24
     Options exercisable at end
       of year...................       148                            402                               359

          The following table summarizes information about the outstanding Unit Options at December 31, 2000:

           NUMBER OUTSTANDING         EXERCISE        EXPIRY DATE          NUMBER EXERCISABLE
          AT DECEMBER 31, 2000         PRICES         DECEMBER 31,        AT DECEMBER 31, 2000
          --------------------        --------        ------------        --------------------
                   85                  $23.52             2001                     85
                   71                  $15.30             2002                     37
                  101                  $17.10             2003                     26
                  ---                                                             ---
                  257                                                             148
                  ---                                                             ---
                  ---                                                             ---

     (c)  PER UNIT AMOUNTS

          The Fund has adopted the new CICA recommendations for calculating diluted earnings per Unit. Under the treasury stock method, proceeds received on the exercise of "in the money" Trust Unit options are used to repurchase Trust Units at the average market price during the year. Under the imputed interest method, fully diluted earnings per share would have been $4.71.

5.   RECONCILIATION OF CASH AVAILABLE FOR DISTRIBUTION

                                                                     2000         1999        1998
                                                                   --------     -------     -------
     Year ended December 31
     Funds flow from operations..............................      $100,290     $47,937     $30,198
     Add (deduct)
       Debt repayments related to capital expenditures.......        (6,300)     (3,000)     (1,950)
       Site restoration reserve contributions................        (1,401)       (935)     (1,060)
       Accruals..............................................       (13,591)     (3,044)       2,084
       ARTC received during the year.........................         2,117       1,913       2,236
       ARTC accrual for the current year.....................          (567)     (2,117)     (1,913)
                                                                   --------     -------     -------

     Cash available for distribution.........................      $ 80,548     $40,754     $29,595
                                                                   --------     -------     -------
                                                                   --------     -------     -------

     Cash available for distribution per Unit................      $   4.83     $  2.77     $  2.27
                                                                   --------     -------     -------
                                                                   --------     -------     -------

6.   INCOME TAXES

     The Fund is taxable on any taxable income which is not allocated to the Unitholders. During 2000, the Fund had taxable income of $44,947,000 or $2.8020 per Unit (1999 - $10,837,000 or $0.7579 per Unit, 1998 -
     $11,075,000 or $0.8524 per Unit), which was allocated to the Unitholders.

     Taxable income of the Fund is comprised of royalty income from Petroleum Royalty Units less deductions for Canadian Oil and Gas Property Expense (COGPE) and issue costs.

     The future income tax liability reflects the temporary difference between the carrying value and the tax basis of Enerplus' property, plant and equipment.

     The provision for income taxes varies from the amount that would be computed by applying the combined Canadian federal and provincial income tax rates for the following reasons:

                                                                        2000         1999        1998
                                                                      --------     --------    --------
     Income before taxes.........................................     $ 76,623     $ 25,775    $  7,427
                                                                      --------     --------    --------

     Expected income tax expense at Statutory rates..............     $ 34,189     $ 11,501     $ 3,314
     Effect on income tax of Income attributable to the Fund.....      (33,939)     (11,501)     (3,314)
                                                                      --------     --------    --------

     Future income tax provision.................................     $    250     $      -    $      -
                                                                      --------     --------    --------
                                                                      --------     --------    --------

     The amount of COGPE and issue costs remaining in the Fund are as follows:

                                            2000                              1999                              1998
                                 -------------------------         -------------------------         --------------------------
                                 PER UNIT(1)       AMOUNT          PER UNIT(1)       AMOUNT          PER UNIT(1)       AMOUNT
                                 -----------      --------         -----------      --------         -----------      ---------
     COGPE................         $12.05         $223,263           $10.99         $166,309           $12.06         $157,553
     Issue costs..........           0.22            4,152             0.10            1,639             0.08              976
                                   ------         --------           ------         --------           ------         --------

     Total................         $12.27         $227,415           $11.09         $167,948           $12.14         $158,529
                                   ------         --------           ------         --------           ------         --------
                                   ------         --------           ------         --------           ------         --------

     -----------
     NOTE:

     (1) Per Unit amount for 2000 is based on the actual number of Trust Units outstanding at year end of 18,530,000 Units (1999 - 15,138,000 Units, 1998 - 13,062,000 Units).

7.   RELATED PARTY TRANSACTIONS

     An agreement (the "Management Agreement") has been entered into with Enerplus Energy Services Ltd. ("EES") and Enerplus Management Inc. ("EMI") to provide management, advisory and administration services. In addition to the fees reported on the Statement of Income, EES and EMI received fees of $2,026,000 (1999 - $679,000, 1998 - $646,000), in relation to the capital expenditures of the Fund. These amounts are included in the cost of property, plant and equipment.

8.   ACQUISITION OF ENERPLUS PENSION RESOURCE CORPORATION III

     On December 19, 2000, the Fund, pursuant to the terms of the offer to acquire EPRC III, purchased 100% of the outstanding common shares of EPRC III, a private Canadian pension resource corporation that owned producing oil and natural gas properties in Western Canada. The total net consideration of $90,035,000 consisted of 1,145,375 Trust Units of the Fund with an assigned value of $25,967,000, cash of $62,790,000 and costs associated with the acquisition in the amount of $1,278,000.

     The acquisition has been accounted for using the purchase method of accounting. The net assets acquired and bank loan assumed are summarized as follows:

     Property, plant and equipment.............................     $105,245
     Working capital...........................................        4,390
     Bank loan assumed.........................................      (19,600)
                                                                    --------

     Net assets acquired.......................................     $ 90,035
                                                                    --------
                                                                    --------

     EPRC III was formally amalgamated with Enerplus on December 29, 2000.

9.   FINANCIAL INSTRUMENTS

     The Fund's financial instruments that are included in the balance sheet are comprised of current assets, site restoration reserve, current liabilities and bank loan.

     The fair values of these instruments approximate their carrying amount due to the short-term maturity of these instruments and the variable interest rates applied to the bank loan. Virtually all of the Fund's accounts receivable are with customers in the oil and natural gas industry and are subject to normal industry credit risks.

     The Fund uses various types of derivative financial instruments to manage the risk related to fluctuating commodity prices. The fair values of these derivative instruments are based on an approximation of the amounts that would have been paid to or received from counterparties to settle these instruments prior to maturity. The Fund is exposed to losses in the event of default by the counterparties to these derivative instruments. This credit risk is controlled by the Fund through the selection of financially sound counterparties.

     As at December 31, 2000, the following contract positions were outstanding:

     NATURAL GAS

                                                                 $CDN/
                                             VOLUMES           GIGAJOULE                                 MONTHS        SETTLEMENT
     INSTRUMENT                           GIGAJOULES/DAY        AT AECO               TERM              REMAINING         VALUE
     ----------                           --------------       ---------       -------------------      ---------      ----------
     Combined put/swap
       Put option component...........        3,200             $2.70          November 1, 1999 to          3           $      -
                                                                                 March 31, 2001
       Swap option component..........        3,200             $2.75           April 1, 2001 to           43            (11,404)
                                                                                October 31, 2004
                                                                                                                        --------
                                                                                                                        $(11,404)
                                                                                                                        --------
                                                                                                                        --------

10.  SUBSEQUENT EVENTS

     On February 28, 2001, the Fund issued 2,070,000 Trust Units at $22.40 per Unit. The total offering was $46.4 million before estimated costs of $2.3 million.

11.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Fund's consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). These principles, as they pertain to the Fund's consolidated financial statements, differ from
     United States generally accepted accounting principles ("U.S. GAAP") as follows:

     (a)  As referenced in Note 1, the Merger of the Fund with Westrock I and Westrock II has been accounted for using the pooling of interests method in accordance with Canadian GAAP. In accordance with U.S. GAAP, the Merger has been accounted for using the purchase method, with the Fund determined to be the acquirer of Westrock I and Westrock II. Therefore, under
          U.S. GAAP, the assets, liabilities and results of operations of Westrock I and Westrock II are not included in the consolidated financial statements of the Fund until June 8, 2000.

     (b)  The Canadian GAAP ceiling test is comparable to the Securities and Exchange Commission ("SEC") method using constant prices, costs and tax legislation except that the SEC requires the resulting amounts to be discounted at 10%. In addition, the SEC does not require the inclusion of any general and administrative or interest expense in the calculation.

     (c)  U.S. GAAP utilizes the concept of comprehensive income which includes items not included in net income. The Fund's net income under U.S. GAAP is the same as its comprehensive income.

     The application of U.S. GAAP would have the following effects on net income as reported:


                                                                                  2000          1999         1998
                                                                                --------      --------      -------
     NET INCOME AS REPORTED IN THE CONSOLIDATED STATEMENT
     OF EARNINGS...........................................................     $ 75,473      $ 24,734      $ 7,051
     Adjustments
       Purchase versus pooling of interests method of accounting...........      (13,841)      (13,873)      (6,713)
       Impact of ceiling test differences..................................          221           447          552
                                                                                --------      --------      -------

     NET INCOME UNDER U.S. GAAP............................................     $ 61,853      $ 11,308      $   890
                                                                                --------      --------      -------
                                                                                --------      --------      -------

     EARNINGS PER SHARE
       Basic...............................................................     $   3.89      $   1.77      $  0.15
       Diluted.............................................................     $   3.88      $   1.77      $  0.15

     WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING
       Basic...............................................................       15,890         6,377        6,041
       Diluted.............................................................       15,927         6,383        6,041

     The application of U.S. GAAP would have the following effects on the balance sheet as reported:

                                                                 CDN. GAAP        INCREASE         U.S. GAAP
                                                                 ---------        ---------        ---------
                                                                                 (DECREASE)
     DECEMBER 31, 2000
       Property, plant and equipment, net...............         $ 372,932        $  66,101        $ 439,033
       Accumulated site restoration.....................            14,026           (3,657)          10,369
       Unitholders' capital.............................           455,112            9,774          464,886
       Accumulated income...............................           171,802          (94,891)          76,911
       Accumulated cash distributions...................         $(398,290)       $ 154,875        $(243,415)
     DECEMBER 31, 1999
       Current assets...................................           $16,563        $  (7,860)       $   8,703
       Site restoration reserve.........................             3,969             (714)           3,255
       Property, plant and equipment, net...............           228,346         (123,679)         104,667
       Current liabilities..............................            23,541           (7,089)          16,452
       Bank loan........................................            58,440          (21,400)          37,040
       Accumulated site restoration.....................            13,283           (3,480)           9,803
       Unitholders' capital.............................           385,203         (159,930)         225,273
       Accumulated income...............................            96,329          (81,271)          15,058
       Accumulated cash distributions...................         $(327,918)       $ 140,917        $(187,001)
     DECEMBER 31, 1998
       Current assets...................................           $18,039        $  (9,587)       $   8,452
       Site restoration reserve.........................             3,722             (479)           3,243
       Property, plant and equipment, net...............           214,006         (108,972)         105,034
       Current liabilities..............................            18,043           (5,775)          12,268
       Bank loan........................................            67,800          (25,000)          42,800
       Accumulated site restoration.....................            12,070           (2,949)           9,121
       Unitholders' capital.............................           357,482         (137,412)         220,070
       Accumulated income...............................            71,595          (67,845)           3,750
       Accumulated cash distributions...................         $(291,223)       $ 119,943        $(171,280)